SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 9, 2003

PANAMERICAN BANCOPRP

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-22911	65-032364

(State or Other Jurisdiction of Incorporation	(Commission File No.)	(IRS Employer Identification No.)

3475 Sheridan Street, Hollywood, Florida 33021

(Address of principal executive office)

(954) 985-3900

(Registrant’s telephone number, including area code)

Not Applicable

(Former Names or Former Address, if Changed Since Last Report)

Item 5. Other Events.

     On October 9, 2003, a wholly-owned subsidiary of the Registrant, Pan American Bank, a banking corporation organized under the laws of the State of Florida (“Pan American Bank”), and Gulf Bank, a banking corporation organized under the laws of the State of Florida (“Seller”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”). Pursuant to the terms of the Asset Purchase Agreement, Pan American Bank and certain affiliates will acquire from Seller, among other things, (i) loans totaling approximately $40 million (the “Loans”), (ii) deposits totaling approximately $65 million (the “Deposits”) and (iii) certain tangible personal property and computer equipment (the “Personal Property and Computer Equipment” and together with the Loans and Deposits, the “Assets and Liabilities”). In consideration for the acquisition of the Assets and Liabilities, Pan American shall pay to Seller a purchase price consisting of (i) an amount equal to 4.85% of the Loans of Seller net of allowance for Loan losses, (ii) an amount equal to 2.1% of the total deposits, excluding any deposit, borrowing or advance from the Federal Home Loan Bank and (iii) an amount equal to the book value of the Personal Property and Computer Equipment, but in no event in excess of $525,000; provided, however, that if and to the extent the amount of Deposits being transferred to Pan American exceeds the total unpaid balance of the Loans at closing, the Seller shall pay Pan American an amount equal to the amount by which the Deposits exceed the Loans.

     There is no assurance that the transactions contemplated by the Asset Purchase Agreement will be consummated.

Item 7. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information

Not applicable.

(c)	Exhibits.

10.11	Asset Purchase Agreement, dated October 9, 2003, by and between Pan American Bank and Gulf Bank.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANAMERICAN BANCORP

Date: October 28, 2003	By: /s/ Michael E. Golden

Michael E. Golden Chief Executive Officer and President

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Index to Exhibits

Exhibit No	Exhibit Title

10.11	Asset Purchase Agreement, dated October 9, 2003, by and between Pan American Bank and Gulf Bank.

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